Exhibit 99.(l)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

March 28, 2024

Eagle Point Enhanced Income Trust

600 Steamboat Road, Suite 202

Greenwich, CT 06830

Re:      Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Enhanced Income Trust, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-274966) as originally filed on October 13, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended, and as subsequently amended, including on or about the date hereof (the “Registration Statement”) relating to the proposed issuance of the Fund’s common shares of beneficial interest (“Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Trust of the Fund;

(iii)	the Amended and Restated Declaration of Trust of the Fund;

(iv)	the By-Laws of the Fund;

(v)	resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares; and

(vi)	a Certificate of Good Standing issued by the Delaware Secretary of State.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees, employees and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

Eagle Point Enhanced Income Trust March 28, 2024 Page 2

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when the Shares are issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the Delaware Statutory Trust Act. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Dechert LLP

Dechert LLP